Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI ANNOUNCES NEW CEO

Renowned HPC Veteran Robert H. “Bo” Ewald Returns to SGI

SUNNYVALE, Calif. (April 9, 2007)—SGI (NASDAQ: SGIC) announced today that Robert H. “Bo” Ewald has been named Chief Executive Officer, effective immediately. Bo replaces Dennis McKenna who has served as SGI’s Chief Executive Officer since January 31, 2006. In addition to his role as CEO, Bo will serve on SGI’s Board of Directors.	1140 E. Arques Ave. Sunnyvale, CA 94085 Telephone 650.960.1980 sgi.com

“Bo Ewald brings the right skill set to lead SGI as we move from a focus on restructuring and stabilization to a focus on growth and profitability,” said Kevin Katari, SGI’s Chairman of the Board and a Managing Member of Watershed Asset Management, LLC. “Bo’s leadership skills and extensive experience in a range of high-performance computing and storage markets make him the right CEO to lead SGI to success, not only in the traditional technical and scientific HPC market, but also in new enterprise HPC segments where SGI’s technologies have significant potential,” added Mr. Katari.	MEDIA CONTACT Lisa Pistacchio pistacchio@sgi.com 650.933.5683 SGI PR HOTLINE 650.933.7777

“I’m very pleased to be returning to SGI,” said Bo Ewald. “This is a great company steeped with accomplishment and history, highly innovative products, extremely highly skilled and dedicated employees, and a solid and loyal customer base. The SGI team has done a tremendous job over the past year, restructuring the company and refocusing its approach to the business. I’m excited about the opportunity to lead SGI and build on the momentum to grow the business by helping our customers be successful.”	SGI PR FACSIMILE 650.933.0714

“The Board and employees of SGI are extremely grateful to Dennis McKenna for his decisive leadership and contributions over the past year, successfully restructuring and stabilizing the company,” added Mr. Katari. “We also appreciate Dennis’ support in assuring continuity and the smooth transition of the leadership of SGI.”

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SGI Announces New CEO/2

Mr. Ewald was most recently Chairman and CEO of Linux Networx, Inc. Prior to that, he served as President of Human Resource Solutions of Ceridian Corporation; CEO of Scale Eight, Inc, a high-performance network-clustered storage company; and President and CEO of E-Stamp. Earlier in his career, Bo served as Executive Vice President and Chief Operating Officer of Silicon Graphics, Inc. (SGI), and President and Chief Operating Officer of Cray Research, Inc. He began his management career at Los Alamos National Laboratory as the head of its Computing and Communications Division. He is involved in various industry organizations and was appointed to the President’s Information Technology Advisory Committee from 1997 to 2001.

As part of Bo’s compensation package, SGI approved both a grant of stock options and restricted stock units (the “RSUs”) as an inducement material to his entering into employment with SGI. The option grant will be made under SGI’s management incentive plan, and the RSU award will be a non-plan grant. Both grants will be made later this month, with the total number of shares being 287,500. The number of these shares which will be SGI common stock subject to the option versus RSUs will be determined pursuant to a pre-established formula tied to the fair market value of the SGI common stock on the grant date. Both grants will vest in forty-eight (48) equal monthly installments measured from his first day of employment. SGI anticipates filing with the Securities and Exchange Commission a Form 8-K on or about April 10, 2007 summarizing in more detail Bo’s compensation arrangement with SGI.

Bo will participate in SGI’s earnings release conference call for the third quarter of fiscal 2007 which is planned for May 8, 2007. More details on the earnings call will be posted on www.sgi.com shortly.

SGI—Innovation for Results™

SGI (NASDAQ: SGIC) is a leader in high-performance computing. SGI delivers a complete range of high-performance server and storage solutions along with industry-leading professional services and support that enable its customers to overcome the challenges of complex data-intensive workflows and accelerate breakthrough discoveries, innovation and information transformation. SGI solutions help customers solve their computing challenges whether it’s enhancing the quality of life through drug research, designing and manufacturing safer and more efficient cars and airplanes, studying global climate, providing technologies for homeland security and defense, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Sunnyvale, Calif., and can be found on the Web at www.sgi.com.

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This news release contains forward-looking statements regarding SGI technologies that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those described in such statements. The reader is cautioned not to rely unduly on these forward-looking statements, which are not a guarantee of future or current performance. Such risks and uncertainties include long-term program commitments, the performance of third parties, the sustained performance of current and future products, financing risks, the ability to integrate and support a complex technology solution involving multiple providers and users, and other risks detailed from time to time in the company’s most recent SEC reports, including its reports on Form 10-K and Form 10-Q. Actual results may vary materially.